UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 30, 2006
Date of Report (Date of earliest event reported)
______________________________________________________

WEIS MARKETS, INC.
(Exact name of registrant as specified in its charter)
______________________________________________________

        Pennsylvania                                      1-5039                                                 24-0755415
(State or other jurisdiction                          (Commission                                            (IRS Employer
          of incorporation)                                    File Number)                                         Identification No.)

1000 South Second Street, Sunbury, PA 17801
(Address of principal executive offices) (Zip Code)

(570) 286-4571
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

     On February 14, 2007, the Company released its earnings for the fourth quarter ended December 30, 2006. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibit.
           99.1 Weis Markets, Inc. February 14, 2007 press release announcing its fourth quarter 2006 earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIS MARKETS, INC.

Dated: February 15, 2007

By:  /s/ William R. Mills
 William R. Mills
Senior Vice President and Treasurer/CFO

EXHIBIT INDEX

Exhibit No.                                                                             Description

  99.1            Weis Markets, Inc. February 14, 2007 press release announcing its fourth quarter 2006 earnings.

EXHIBIT 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	February 14, 2007
E-Mail: dcurtin@weismarkets.com
WEIS MARKETS RELEASES FOURTH QUARTER RESULTS

(SUNBURY, PA) – Weis Markets, Inc. (NYSE:WMK) today reported $577.6 million in fourth quarter sales for the thirteen-week period ending December 30, 2006, compared to $601.9 million for the fourteen-week period in 2005. Adjusting for the extra week in 2005, the Company's fourth quarter sales increased 2.7% and its comparable store sales increased 2.1%.

"We came off a strong year in 2005, which had one additional week compared to 2006. Despite these challenges, we achieved a record sales year," said Weis Markets' President and CEO Norman S. Rich. "In 2006, we also accelerated our capital expenditure spending, investing more than $100 million in our store base and infrastructure. While we did not achieve our earnings goal, we made significant progress."

At a recent meeting, the Company's Board of Directors approved a plan to invest $72.5 million in capital expenditures for 2007.

In the fourth quarter, the Company's net income totaled $14.0 million compared to $18.4 million for the same period in 2005. Current basic and diluted earnings per share totaled $.52 per share compared to $.68 per share for the same period in 2005.

The Company said its year over year changes in fourth quarter net income was affected by the extra week in 2005; higher energy costs for utilities, fuel, and petroleum-based store supplies; advertising costs; closed store liabilities; and depreciation due to the Company's accelerated capital expenditures.

Year to Date Results

Compared to the 53-week period ending December 31, 2005, the Company's sales for the 52-week period ending December 30, 2006 increased 1.0% to $2.2 billion. Adjusting for the extra week in 2005, the Company's annual sales increased 2.8% and its comparable store sales increased 2.0%.

In 2006, the Company's basic and diluted earnings per share totaled $2.07 and net income totaled $56.0 million compared to $2.35 per share and $63.4 million in 2005, respectively.

The Company said its net income for the 52-week year ending December 30, 2006 was impacted by increased credit and debit interchange fees; higher labor expenses due in large part to additional staffing requirements for new stores, expansions and remodels; increased advertising costs; higher costs for fuel, utilities and petroleum-based store supplies; and a $1.2 million pre-tax impairment write-off for a closed store property.

About Weis Markets

Founded in 1912 by Harry and Sigmund Weis, Weis Markets operates 156 stores in five Mid-Atlantic States: Pennsylvania, Maryland, New Jersey, New York, and West Virginia. It also owns and operates SuperPetz, a pet supply superstore chain with 31 locations in ten states.

-# # #-

     In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

     The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

EXHIBIT 99.1

Weis Markets, Inc.
Comparative Summary of Unaudited Sales & Earnings
Fourth Quarter - 2006
	13 Week	14 Week
	Period Ended	Period Ended	Increase
	Dec. 30, 2006	Dec. 31, 2005	(Decrease)
Net Sales	$577,605,000	$601,901,000	(4.0%)
Income Before Taxes	21,445,000	27,739,000	(22.7%)
Provision for Income Taxes	7,428,000	9,375,000	(20.8%)
Net Income	$14,017,000	$18,364,000	(23.7%)

Weighted-Average
Shares Outstanding	27,014,000	27,030,000	(16,000)
Basic and Diluted
Earnings Per Share	$0.52	$0.68	($0.16)

	52 Week	53 Week
	Period Ended	Period Ended	Increase
	Dec. 30, 2006	Dec. 31, 2005	(Decrease)
Net Sales	$2,244,512,000	$2,222,598,000	1.0%
Income Before Taxes	86,088 000	99,306,000	(13.3%)
Provision for Income Taxes	30,078,000	35,885,000	(16.2%)
Net Income	$56,010,000	$63,421,000	(11.7%)

Weighted-Average
Shares Outstanding	27,027,000	27,034,000	(7,000)
Basic and Diluted
Earnings Per Share	$2.07	$2.35	($0.28)